Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter Earnings

Effective Execution and North American Natural Gas Cost Advantage
Enable Strong Results

DEERFIELD, IL—November 4, 2013—CF Industries Holdings, Inc. (NYSE: CF):

Third Quarter Highlights

•                  Net earnings attributable to common stockholders of $234.1 million, or $4.07 per diluted share, compared to earnings of $403.3 million, or $6.35 per diluted share, in the third quarter of 2012.

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) of $477.7 million compared to $729.1 million in the third quarter of 2012.

Year To Date Highlights

•                  Net earnings attributable to common stockholders of $1,138.8 million, or $19.01 per diluted share, compared to earnings of $1,378.0 million, or $21.19 per diluted share, in the prior year period.

•                  EBITDA of $2.0 billion, compared to $2.5 billion in the prior year period.

•                  Repurchased 5.8 million shares for $1.1 billion.

Subsequent Events

•                  Increased quarterly dividend 150% to $1.00 per share.

•                  Company announced a set of strategic agreements with the Mosaic Co., including an agreement to sell the phosphate business for $1.4 billion and two long-term ammonia supply agreements.

Outlook

•                  Attractive crop economics, strong product demand and CF Industries’ North American cost advantage continue to support the company’s long-term earnings prospects.

CF Industries Holdings, Inc. today reported third quarter 2013 net earnings attributable to common stockholders of $234.1 million, or $4.07 per diluted share, on revenues of $1.1 billion.  This compares to earnings of $403.3 million, or $6.35 per diluted share, on revenues of $1.4 billion in the third quarter of 2012.  Third quarter 2013 results included $5.6 million of pre-tax unrealized losses on natural gas derivatives and $22.1 million of pre-tax gains on foreign currency derivatives.  These items increased/(decreased) after-tax earnings per diluted share by ($0.06) and $0.24, respectively.  Third quarter 2012 results included a $39.8 million non-cash pre-tax mark-to-market gain on natural gas derivatives and a $10.9 million gain related to a change in employee post-retirement benefits which, together, increased after-tax earnings per diluted share by $0.50.  Share repurchases during the first nine months of 2013 increased after-tax earnings per diluted share by $0.37, reflecting a 9 percent decrease in the average number of shares outstanding for the third quarter.

EBITDA was $477.7 million in the third quarter of 2013, a decrease of 34 percent compared to $729.1 million in the third quarter of 2012.  Net sales in the third quarter of 2013 were $1.1 billion, down 19 percent from $1.4 billion last year due to lower nitrogen and phosphate revenues.

Revenue and earnings decreased from prior year levels due to lower selling prices reflecting weakness in global fertilizer markets and buyer expectations of even lower prices.  Global nitrogen prices have also reflected a reduction in input costs for Chinese producers and the opening of their low tariff season, resulting in a high volume of exports.  In spite of these market conditions, the company generated EBITDA of $477.7 million, total company gross margin of 35 percent of sales, and nitrogen segment gross margin of 41 percent of sales.

“We faced a challenging global fertilizer market this quarter, but thanks to the strength of our business model we generated nearly $480 million of EBITDA,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “The fact that we generated these results in a seasonally slow quarter with floor level global nitrogen prices reflects our competitively strong position on the global nitrogen cost curve.”

Nine Month Results

For the first nine months of 2013, net earnings attributable to common stockholders were $1.1 billion, or $19.01 per diluted share, compared to $1.4 billion, or $21.19 per diluted share, in the same period of 2012.  First nine month 2013 EBITDA of $2.0 billion was 18 percent below the $2.5 billion generated in the first nine months of 2012.

Nine month results for 2013 included $1.2 million of pre-tax unrealized losses on natural gas derivatives, $14.3 million of pre-tax gains on foreign currency derivatives, and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss carryforwards from periods prior to the company’s initial public offering allowed under a settlement agreement with the IRS.  These items increased/(decreased) after-tax earnings per diluted share by ($0.01), $0.15 and $0.34, respectively.  Nine month results for 2012 included a $61.5 million non-cash, mark-to-market gain on natural gas derivatives, $15.2 million of accelerated amortization of capitalized financing fees related to the termination of the company’s prior credit facility, and a $10.9 million gain from a change in employee post-retirement benefits. These items together increased after-tax earnings per diluted share by $0.55.  Share repurchases during the first nine months of 2013 increased after-tax earnings per diluted share by $1.06, reflecting a 6 percent decrease in the average number of diluted shares outstanding for the year to date period.

Net sales for the first nine months of 2013 were $4.1 billion, down 10 percent from $4.6 billion in the same period of 2012.  The decrease resulted from lower volumes for both nitrogen and phosphate and lower prices for urea and phosphate products, which were offset partially by higher prices for ammonia and UAN. The overall sales decrease also includes the impact of a modification to the selling price calculation methodology used for products sold by Canadian Fertilizers Limited (CFL).  This modification impacted the comparability of certain financial results between the two periods1, but did not impact the comparability of the company’s net earnings attributable to common stockholders or EBITDA.

Nitrogen Segment

Nitrogen net sales in the third quarter totaled $876.3 million, a decrease of 20 percent from $1.1 billion in the 2012 third quarter due to lower volume and prices for all major nitrogen products as a result of weak global nitrogen market conditions.  Gross margin was $358.4 million, a 44 percent decrease from $638.6 million in the 2012 third quarter due to lower revenues, higher natural gas costs and a $6 million mark-to-market loss on natural gas derivatives in 2013 compared to a $40 million gain in the prior year.  Gross margin as a percent of sales was 40.9 percent, down from 58.3 percent in the year-earlier quarter.

CF Industries sold 2.8 million tons of nitrogen products during the third quarter of 2013 compared to 3.0 million tons in 2012.  The decline in domestic volume was partially offset by exports of ammonia, UAN and AN during the quarter.

In the third quarter of 2013, the company sold 401,000 tons of ammonia at an average price of $527 per ton, compared to 416,000 tons at $622 per ton in the third quarter of 2012.  The 4

1    See explanation under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modification” in the tables accompanying this release.  To facilitate period-to-period comparisons of the company’s underlying operating performance, the company is presenting in this release certain financial information on an adjusted basis as if the modified selling price calculation methodology had been in effect from January 1, 2012, until April 30, 2012.  Financial information referred to in this press release as “adjusted” refers to certain 2012 amounts in those tables.

percent decrease in volume resulted from inventory carry-over due to lower application caused by the wet spring weather in 2013 and delayed purchases due to price uncertainty, partially offset by higher industrial demand and exports.  The average selling price decreased 15 percent due to the same factors.

CF Industries sold 548,000 tons of granular urea at an average price of $338 per ton in the third quarter of 2013, compared to 559,000 tons at $470 in the third quarter of 2012.  The 2 percent decrease in volume resulted from delayed purchases by customers in a changing price environment.  The average price per ton declined 28 percent due to high global urea supply, especially from Chinese producers who benefited from reduced coal input costs and the low export tariff season.

The company sold 1.4 million tons of UAN in the third quarter of 2013, compared to 1.6 million tons in the third quarter of 2012.  The 10 percent decrease in UAN sales volume was due to uncertainty about the direction of nitrogen prices and the later start to the company’s fill program which will shift some volume to later periods.  These were partially offset by export sales.  The average UAN price was $274 per ton, compared to $296 in the year-ago quarter, a decrease of only 7 percent reflecting the strength of the company’s order book.

CF Industries sold 200,000 tons of AN at an average price of $231 per ton in the third quarter of 2013, compared to 206,000 tons at $261 per ton in the year ago quarter.  The 3 percent decrease in volume resulted from lower agricultural sales which were partially offset by higher industrial and export sales.  The average selling price declined 11 percent, reflecting declines in other internationally traded nitrogen products.

The company’s ammonia plants in aggregate operated at approximately 93 percent of rated capacity during the third quarter of 2013.

Phosphate Segment

Phosphate net sales totaled $220.7 million, down 16 percent from $264.2 million in the 2012 third quarter.  Gross margin was $27.7 million, down 56 percent from $63.4 million in the 2012 third quarter.  The decrease in gross margin was due to lower revenues, partially offset by lower ammonia and sulfur costs.  Gross margin as a percent of sales was 12.6 percent, down from 24.0 percent in the year-earlier quarter.

The company sold 526,000 tons of phosphate products in the third quarter of 2013 compared to 517,000 tons in the third quarter of 2012.  During the third quarter of 2013, DAP and MAP average selling prices were $422 and $416 per ton, respectively, compared to $507 and $521 per ton, respectively, in the prior year period.  The decrease in average selling prices was due to greater supply from Saudi Arabia and China, and lower global demand, notably from India.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 91 percent of capacity during the 2013 third quarter.

Environmental, Health & Safety Performance

The following company safety milestones were achieved recently:

•                  The Courtright, Ontario, Nitrogen Complex reached 4.5 million man-hours (12.5 years) without a lost time accident (LTA);

•                  The Hardee, Florida, Phosphate Complex marked 1.8 million man-hours (4 years) without an LTA; and

•                  The Medicine Hat, Alberta, Nitrogen Complex achieved 1.0 million man-hours (over 2.5 years) without an LTA.

Financial Position and Strategic Activities

As of September 30, 2013, CF Industries’ cash and cash equivalents totaled $2.3 billion, excluding restricted cash for capacity expansion projects of $111.4 million.  Total long-term debt was $3.1 billion.

On October 17, 2013, the CF Industries Board of Directors declared a quarterly dividend of $1.00 per common share, which represents an increase of 150% over the prior quarterly dividend of $0.40. The dividend will be paid on November 29, 2013, to stockholders of record as of November 15, 2013.

The company’s capacity expansion program is progressing in-line with expectations and capital expenditures during the quarter related to the program were $104.5 million.  The company has begun civil construction work and is in the process of selecting mechanical construction contractors for both the Donaldsonville, Louisiana and Port Neal, Iowa projects.

On October 28, 2013, the company announced a set of agreements with the Mosaic Company that will solidify CF Industries’ nitrogen centric strategy.  The agreements include: a definitive agreement to sell the entirety of CF Industries’ phosphate business to Mosaic for cash consideration of $1.4 billion; a long-term agreement under which the Company will supply Mosaic with between 600,000 and 800,000 tons of ammonia per year from its Donaldsonville, Louisiana nitrogen complex beginning no later than 2017; and an agreement to provide ammonia to Mosaic from the Company’s Point Lisas Nitrogen Ltd. (PLNL) joint venture beginning at the close of the phosphate business sale.

The company has not repurchased any common shares since August 5th.

“The sale of our phosphate business, the entry into the two long-term ammonia supply agreements and the continuation of our investments in expanding our nitrogen business indicate our sharp strategic focus,” stated Wilson. “Together with the recent increase in our dividend and the share repurchases we have made under our $3.0 billion share repurchase program, they demonstrate our ongoing commitment to increase shareholder value.”

Outlook

CF Industries is positioned to benefit from a number of factors that support its growth and cash generation potential.  Global population growth, a shift toward higher protein diets and continued use of crops as a source of renewable fuels all are creating a need for more grain and greater use of plant nutrients.  Additionally, the increased production of North American shale gas and the attendant natural gas prices have created a sustainable cost advantage for the company’s nitrogen production.

Even though many farmers and fertilizer dealers have delayed their plant-nutrient purchases, the profit potential from planting corn, wheat, and other nitrogen intensive crops supports robust planting intentions and underpins strong expected nitrogen demand.  CF Industries projects that 92 million acres of corn will be planted in 2014, down from 2013, but still high historically. Along with other crops, this level of corn planted acres should lead to total U.S. nitrogen demand of 13.3 million nutrient tons in 2014, a modest decline from 13.5 million nutrient tons estimated to have been applied in 2013.

While the nitrogen demand outlook is positive, the amount of nitrogen supply available, especially from Chinese producers, is expected to constrain price opportunities over the remainder of this year.  The higher supply is being partially offset by reported outages, as producers in Eastern Europe have shut down plants due to high costs and producers in areas such as Egypt, Bangladesh, Pakistan, Argentina and Trinidad have experienced reduced production due to problems with natural gas availability.

CF Industries expects healthy ammonia demand to support the 92 million acres of projected corn planting for 2014.  Assuming conducive weather conditions, good fall application is anticipated.

North America is expected to have modestly lower urea demand in 2014, which, along with low prices at the U.S. Gulf, has resulted in reduced exports to the U.S. versus last year at this time.  However, dealer inventories have been reported to be low and should require restocking.  The urea market is expected to benefit in the near term from natural gas supply constraints impacting a number of off-shore producers and continued India urea tender activity.

The company expects strong UAN demand for the 2014 fertilizer application season.  Reported shut-downs by producers in Eastern Europe and low imports into the U.S. to date should provide support to the UAN marketplace.

Attractive North American natural gas costs continue to support CF Industries’ earnings prospects.  Domestic gas production has remained steady at record levels as the Marcellus shale has proven to be more prolific than gas industry forecasters originally projected, which has offset production declines elsewhere. Improved development economics resulting from drilling efficiencies and higher well productivity have provided incentives to generate greater supply at sub $4.00 levels.

For phosphates, the company intends to be active in the export market as South America is expected to be an area of solid demand.  Margins in the phosphate business should be helped by lower input costs for ammonia and sulfur.

“We believe that current nitrogen market conditions have presented a good test of our thesis of ‘higher lows’ that comes from our position at the low-end of the global nitrogen cost curve and that our third quarter financial results support that thesis,” said Wilson.  “With a good demand outlook and favorable pricing dynamics, we expect that 2014 should show a rebound in nitrogen market conditions.”

The company expects to spend approximately $600 million during 2013 on its capacity expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa.  All other capital expenditures are expected to be approximately $500 million for the year.  For 2014, the company expects total capital expenditures to be in a range of $2.5 billion.  This includes approximately $2.0 billion for the capacity expansion projects and sustaining capital expenditures in the range of $450 million, or $400 million excluding the phosphate business.

Conference Call

CF Industries will hold a conference call to discuss these third quarter and year to date results at 11:30 a.m. ET on Tuesday, November 5, 2013.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that the presentation of net sales, nitrogen segment net sales, gross margin, nitrogen segment gross margin, gross margin percentage, nitrogen segment gross margin percentage and average selling prices per ton of ammonia and urea on an as adjusted basis, as if all sales under CFL’s product purchase agreements had been priced based on the amended pricing calculation methodology (production cost plus an agreed upon margin) described in the tables accompanying this release under “CF Industries Holdings, Inc. Selected Financial Information Non-GAAP Disclosure Items—CFL Selling Price Modifications” from January 1, 2012 to April 30, 2012, and the presentation of period-to-period percentage changes in certain of those adjusted items, all of which adjusted items and percentage changes are non-GAAP financial measures, provides investors with additional meaningful information to facilitate period-to-period comparisons of the company’s underlying operating performance.  The adjusted items and percentage changes in those adjusted items are provided only for the purpose of facilitating comparisons between the company’s 2013 and 2012 operating performance and do not purport to represent what the actual consolidated results of operations of the company would have been had the amendment to the CFL product purchase agreements described in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modifications” been in effect from January 1, 2012 to April 30, 2012, nor are they necessarily indicative of future consolidated results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items and percentage changes in adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These statements include, but are not limited to, statements about the benefits, expected timing of closing and other aspects of the proposed transactions with Mosaic; statements about future strategic plans; and statements about future financial and operating results.  Important factors that could cause actual results to differ materially from our expectations include, among others: risks and uncertainties arising from the possibility that the proposed transactions with Mosaic may be delayed or may not occur, including delays arising from any ability to obtain governmental approvals of the transactions; the risk that other conditions to the closing of the proposed transactions with Mosaic may not be satisfied; difficulties with realization of the benefits of the proposed transactions with Mosaic; the risk that disruptions from the proposed transactions with Mosaic will harm relationships with customers, employees and suppliers; the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our recently announced production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Net sales	$1,097.0	$1,359.4	$4,148.4	$4,622.6
Cost of sales	710.9	657.4	2,222.0	2,165.5
Gross margin	386.1	702.0	1,926.4	2,457.1
Selling, general and administrative expenses	32.2	36.5	121.0	111.6
Other operating - net	(20.3)	8.6	(9.2)	41.7
Total other operating costs and expenses	11.9	45.1	111.8	153.3
Equity in earnings of operating affiliates	11.2	10.2	32.3	39.5
Operating earnings	385.4	667.1	1,846.9	2,343.3
Interest expense	41.0	28.7	112.4	104.9
Interest income	(1.0)	(1.6)	(4.1)	(2.0)
Other non-operating - net	(0.3)	(0.2)	54.1	(0.9)
Earnings before income taxes and equity in earnings of non-operating affiliates	345.7	640.2	1,684.5	2,241.3
Income tax provision	109.0	206.0	499.3	722.0
Equity in earnings of non-operating affiliates - net of taxes	7.2	23.9	6.2	48.8
Net earnings	243.9	458.1	1,191.4	1,568.1
Less: Net earnings attributable to noncontrolling interest	9.8	54.8	52.6	190.1
Net earnings attributable to common stockholders	$234.1	$403.3	$1,138.8	$1,378.0

Net earnings per share attributable to common stockholders
Basic	$4.09	$6.43	$19.12	$21.47
Diluted	$4.07	$6.35	$19.01	$21.19

Weighted average common shares outstanding
Basic	57.3	62.8	59.6	64.2
Diluted	57.5	63.5	59.9	65.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,286.2	$2,274.9
Restricted cash	111.4	—
Accounts receivable	186.9	217.4
Inventories - net	357.4	277.9
Prepaid income taxes	35.8	—
Deferred income taxes	44.1	9.5
Other	37.9	27.9
Total current assets	3,059.7	2,807.6
Property, plant and equipment - net	4,250.0	3,900.5
Asset retirement obligation funds	200.8	200.8
Investments in and advances to unconsolidated affiliates	931.8	935.6
Goodwill	2,064.5	2,064.5
Other assets	292.2	257.9

Total assets	$10,799.0	$10,166.9

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$466.9	$366.5
Income taxes payable	3.6	187.1
Customer advances	433.3	380.7
Notes payable	—	5.0
Distributions payable to noncontrolling interest	—	5.3
Other	9.1	5.6
Total current liabilities	912.9	950.2
Long-term debt	3,098.0	1,600.0
Deferred income taxes	870.1	938.8
Other noncurrent liabilities	456.0	395.7
Equity
Stockholders’ equity	5,105.9	5,902.2
Noncontrolling interest	356.1	380.0
Total equity	5,462.0	6,282.2

Total liabilities and equity	$10,799.0	$10,166.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions)
Operating Activities:
Net earnings	$243.9	$458.1	$1,191.4	$1,568.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	100.1	99.7	313.8	318.7
Deferred income taxes	80.1	19.6	35.8	32.8
Stock compensation expense	3.3	3.2	9.5	8.8
Excess tax benefit from stock-based compensation	(1.8)	(14.6)	(11.4)	(30.0)
Unrealized gain on derivatives	(10.7)	(39.8)	(4.0)	(61.5)
Loss on disposal of property, plant and equipment	0.8	0.4	5.0	4.0
Undistributed earnings of affiliates - net	(11.1)	(37.0)	(12.9)	(59.0)
Changes in:
Accounts receivable - net	100.2	21.8	44.6	(67.8)
Margin deposits	—	(0.1)	—	0.8
Inventories - net	(42.4)	(73.2)	(86.3)	3.2
Accrued income taxes	(44.3)	(89.3)	(232.7)	(200.1)
Accounts payable and accrued expenses	34.6	57.7	69.4	64.0
Customer advances	365.5	496.3	52.5	360.1
Other - net	42.8	2.8	54.6	12.2
Net cash provided by operating activities	861.0	905.6	1,429.3	1,954.3
Investing Activities:
Additions to property, plant and equipment	(230.4)	(103.6)	(632.9)	(261.4)
Proceeds from the sale of property, plant and equipment	3.6	4.4	11.1	11.6
Sales and maturities of short-term and auction rate securities	1.0	15.0	6.6	31.0
Deposits to restricted cash funds	(37.2)	—	(111.4)	—
Deposits to asset retirement obligation funds	—	—	—	(2.2)
Other - net	(2.0)	—	(4.3)	—
Net cash used in investing activities	(265.0)	(84.2)	(730.9)	(221.0)
Financing Activities:
Proceeds from long-term borrowings	—	—	1,498.0	—
Payments of long-term debt	—	—	—	(13.0)
Advances from unconsolidated affiliates	—	40.5	—	40.5
Financing fees	(0.9)	—	(14.5)	—
Purchase of treasury stock	(195.9)	—	(1,111.5)	(500.0)
Acquisitions of noncontrolling interests in CFL	—	—	(918.7)	—
Dividends paid on common stock	(23.0)	(25.1)	(71.9)	(77.4)
Distributions to noncontrolling interests	(18.6)	(19.5)	(64.4)	(212.8)
Issuances of common stock under employee stock plans	1.1	7.2	6.3	12.6
Excess tax benefit from stock-based compensation	1.8	14.6	11.4	30.0
Net cash (used in) provided by financing activities	(235.5)	17.7	(665.3)	(720.1)
Effect of exchange rate changes on cash and cash equivalents	(8.4)	(0.8)	(21.8)	1.1
Increase in cash and cash equivalents	352.1	838.3	11.3	1,014.3
Cash and cash equivalents at beginning of period	1,934.1	1,383.0	2,274.9	1,207.0
Cash and cash equivalents at end of period	$2,286.2	$2,221.3	$2,286.2	$2,221.3

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales	$876.3	$1,095.2	$3,499.1	$3,871.0
Cost of sales	517.9	456.6	1,645.9	1,577.4
Gross margin	$358.4	$638.6	$1,853.2	$2,293.6

Gross margin percentage	40.9%	58.3%	53.0%	59.3%

Tons of product sold (in thousands)	2,781	2,957	9,385	9,690

Sales volumes by product (tons in thousands)
Ammonia	401	416	1,568	1,881
Granular urea	548	559	1,895	2,011
UAN	1,436	1,603	4,703	4,631
AN	200	206	642	702
Other nitrogen products	196	173	577	465

Average selling prices (dollars per ton)
Ammonia	$527	$622	$637	$619
Granular urea	338	470	380	484
UAN	274	296	316	308
AN	231	261	259	259

Cost of natural gas (dollars per MMBtu) (1)	$3.54	$3.34	$3.63	$3.32

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$3.55	$2.87	$3.69	$2.53

Depreciation and amortization	$78.4	$83.7	$245.7	$250.6
Capital expenditures	$222.0	$83.6	$581.5	$192.5

Production volume by product (tons in thousands)
Ammonia (2)	1,680	1,761	5,165	5,315
Granular urea	580	622	1,818	1,983
UAN (32%)	1,445	1,499	4,680	4,456
AN	211	205	654	688

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales	$220.7	$264.2	$649.3	$751.6
Cost of sales	193.0	200.8	576.1	588.1
Gross margin	$27.7	$63.4	$73.2	$163.5

Gross margin percentage	12.6%	24.0%	11.3%	21.8%

Tons of product sold (in thousands)	526	517	1,442	1,526

Sales volumes by product (tons in thousands)
DAP	365	395	1,085	1,187
MAP	161	122	357	339

Domestic vs. export sales (tons in thousands)
Domestic	273	360	834	887
Export	253	157	608	639

Average selling prices (dollars per ton)
DAP	$422	$507	$450	$491
MAP	416	521	452	496

Depreciation, depletion, and amortization	$11.6	$10.3	$38.5	$32.8
Capital expenditures	$7.9	$12.4	$48.2	$47.4

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	941	909	2,731	2,656

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	656	672	1,940	1,908
Phosphoric acid as P2O5 (1)	240	259	717	739
DAP/MAP	476	515	1,434	1,479

(1)       P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions)
Net earnings attributable to common stockholders	$234.1	$403.3	$1,138.8	$1,378.0
Interest expense (income) - net	40.0	27.1	108.3	102.9
Income taxes	109.0	205.8	499.3	721.9
Depreciation, depletion and amortization	100.1	99.7	313.8	318.7
Less: other adjustments	(5.5)	(6.8)	(18.3)	(36.5)

EBITDA	$477.7	$729.1	$2,041.9	$2,485.0

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three months ended September 30, 2013 include a $5.6 million mark-to-market loss on natural gas derivatives and a $22.1 million gain on foreign currency derivatives.

Net earnings and EBITDA for the nine months ended September 30, 2013 include a $1.2 million mark-to-market loss on natural gas derivatives and a $14.3 million gain on foreign currency derivatives.

Net earnings for the nine months ended September 30, 2013 include a $20.6 million net benefit  resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the nine months ended September 30, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.

Net earnings and EBITDA for the three and nine months ended September 30, 2012 includes $39.8 million and $61.5 million, respectively, of mark-to-market gains on derivatives and a $10.9 million gain related to a change in employee post-retirement benefits.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the nine months ended September 30, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of our 2010 Credit Agreement.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

IMPACT OF CFL SELLING PRICE MODIFICATION

CFL Selling Price Modifications

Prior to April 30, 2013, CF Industries, Inc. (CF Industries) owned 49% of the voting common shares and 66% of the non-voting preferred shares of Canadian Fertilizers Limited (CFL), an Alberta, Canada based nitrogen fertilizer manufacturer and had the right to purchase 66% of the production of CFL. Also prior to April 30, 2013, Viterra, Inc. (Viterra) held 34% of the equity ownership of CFL and had the right to purchase up to 34% of CFL’s production.  Both CF Industries and Viterra were entitled to receive distributions of net earnings of CFL based upon their respective purchases from CFL.  CFL was a variable interest entity that was consolidated in the Company’s financial statements.  On April 30, 2013, CF Industries completed the acquisitions of all of the outstanding interests in CFL that it did not already own and CFL became a wholly owned subsidiary of the Company.

CF Industries’ and Viterra’s purchases of nitrogen fertilizer products from CFL were made under product purchase agreements, and the selling prices were determined under the provisions of these agreements. An initial selling price was paid to CFL based upon CFL’s production cost plus an agreed-upon margin once title passed as the product was shipped.  At the end of the year, the difference between the market price of products purchased from CFL and the price based on production cost plus an agreed-upon margin was paid to CFL. The sales revenue attributable to this difference was accrued by the Company on an interim basis. Until April 30, 2013 when CFL became a wholly owned subsidiary in the Company’s financial statements, net sales and accounts receivable attributable to CFL were solely generated by transactions with Viterra, as all transactions with CF Industries were eliminated in consolidation in the Company’s financial statements.

In the fourth quarter of 2012, the CFL Board of Directors approved amendments to the product purchase agreements retroactive to January 1, 2012 that modified the selling prices that CFL charged for products sold to Viterra and CF Industries which eliminated the requirement to pay to CFL the difference between the market price and the price based on production cost plus an agreed-upon margin.  The following summarizes the selling prices in the product purchase agreements that impacted the Company’s results both before and after the effective date of the amendment.

•                  For sales prior to October 1, 2012, the Company’s consolidated financial statements reflected the market based selling prices for products purchased from CFL, including sales made by CFL to Viterra.

•                  For sales on or after October 1, 2012 and before April 30, 2013, CFL selling prices were based on production cost plus an agreed-upon margin.

•                  Starting on April 30, 2013, CFL became a wholly owned subsidiary of CF Industries.  Once CFL became a wholly owned subsidiary, CF industries began purchasing all of the output of CFL for resale and reported those sales in its consolidated financial statements at market prices.

The selling price amendments to the product purchase agreements impact the comparability of the Company’s financial results. These changes affect the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest for the first four months of 2013, but do not impact the comparability of the Company’s net earnings attributable to common stockholders or net cash flows for the same period.

In order to provide comparable information for the periods presented, certain financial information is being provided for the prior year comparable periods adjusted as if the current year CFL pricing calculation methodologies had been used in the prior year comparable period.  The following table adjusts the nine months ended September 30, 2012 to be comparable to 2013 results.

CONSOLIDATED RESULTS

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,097.0	$1,359.4	$4,148.4	$4,622.6
Impact of selling price adjustment	—	—	—	(57.9)
As adjusted	$1,097.0	$1,359.4	$4,148.4	$4,564.7
Gross margin
As reported	$386.1	$702.0	$1,926.4	$2,457.1
Impact of selling price adjustment	—	—	—	(57.9)
As adjusted	$386.1	$702.0	$1,926.4	$2,399.2
Gross margin percentage
As reported	35.2%	51.6%	46.4%	53.2%
Impact of selling price adjustment	—%	—%	—%	(0.6)%
As adjusted	35.2%	51.6%	46.4%	52.6%
Net earnings attributable to noncontrolling interest
As reported	$9.8	$54.8	$52.6	$190.1
Impact of selling price adjustment	—	—	—	(57.9)
As adjusted	$9.8	$54.8	$52.6	$132.2

Similar to the consolidated results shown above, the table below adjusts prior year nitrogen segment data for the impact of the change in the CFL price calculation methodology to be comparable to current year results.

NITROGEN SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales
As reported	$876.3	$1,095.2	$3,499.1	$3,871.0
Impact of selling price adjustment	—	—	—	(57.9)
As adjusted	$876.3	$1,095.2	$3,499.1	$3,813.1
Gross margin
As reported	$358.4	$638.6	$1,853.2	$2,293.6
Impact of selling price adjustment	—	—	—	(57.9)
As adjusted	$358.4	$638.6	$1,853.2	$2,235.7
Gross margin percentage
As reported	40.9%	58.3%	53.0%	59.3%
Impact of selling price adjustment	—%	—%	—%	(0.7)%
As adjusted	40.9%	58.3%	53.0%	58.6%
Average selling prices (dollars per ton)
Ammonia
As reported	$527	$622	$637	$619
Impact of selling price adjustment	—	—	—	(15)
As adjusted	$527	$622	$637	$604
Granular urea
As reported	$338	$470	$380	$484
Impact of selling price adjustment	—	—	—	(14)
As adjusted	$338	$470	$380	$470